EXHIBIT 14

                                                                  EXECUTION COPY

                                 CALL AGREEMENT

         CALL AGREEMENT, dated as of November 7, 2005 (this "Agreement"), by and among MR. LOWELL W. PAXSON, SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, a Nevada limited partnership, PAXSON ENTERPRISES, INC., a Nevada corporation (collectively, the "Call Stockholders"), and NBC PALM BEACH INVESTMENT II, INC., a California corporation ("Palm Beach II" or the "Investor").

                              W I T N E S S E T H:

         WHEREAS, on September 15, 1999, NBC Universal, Inc. (f/k/a National Broadcasting Company, Inc.), a Delaware corporation ("NBC Universal"), and certain of its Affiliates, invested $415,000,000 (the "Initial Investment") in Paxson Communications Corporation, a Delaware corporation (the "Company"), and, in connection with the Initial Investment,

         1. the Company and NBC Universal entered into an Investment Agreement (the "Original Investment Agreement"), pursuant to which NBC Universal purchased certain securities from the Company;

         2. the Company, NBC Universal and the Call Stockholders entered into a Stockholder Agreement (the "Original Stockholder Agreement"), to provide for certain matters with respect to the governance of the Company;

         3. the Call Stockholders and Palm Beach II entered into a Call Agreement (the "Original Call Agreement"), pursuant to which the Call Stockholders granted Palm Beach II an option to purchase certain securities of the Company held by them; and

         4. the Company and NBC Universal entered into a Registration Rights Agreement (the "Original Registration Rights Agreement" and, together with the Original Investment Agreement, the Original Stockholder Agreement and the Original Call Agreement, the "Existing Agreements"), pursuant to which the Company granted NBC Universal and certain of its Affiliates certain registration rights with respect to certain shares of Class A Common Stock (as defined below) held or acquired by NBC Universal and certain of its Affiliates;

         WHEREAS, NBC Universal, the Company and Lowell W. Paxson have determined to restructure the Initial Investment and in connection with such restructuring, NBC Universal, the Company and Lowell W. Paxson have agreed to terminate or amend and restate the Existing Agreements, and enter into certain other agreements;

         WHEREAS, the Call Stockholders and Palm Beach II wish to terminate the Original Call Agreement effective as of the date hereof;

         WHEREAS, the Call Stockholders have agreed to grant the Investor the right to purchase the Call Shares subject to the terms and conditions of this Agreement; and

         WHEREAS, the Call Stockholders are the record and beneficial owners of 8,311,639 shares of Class B Common Stock ("Class B Common Stock"), par value $0.001 per share, of the Company and 15,455,062 shares of Class A Common Stock ("Class A Common Stock" and, together with Class B Common Stock, "Common Stock"), par value $0.001 per share, of the Company, representing all of the shares of Common Stock held and owned by the Call Stockholders.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person, including the executive officers and directors of such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "Board of Directors" has the meaning assigned to it in Section 2.5.

         "Business Day" means any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close.

         "Call Closing" has the meaning assigned to it in Section 2.3.

         "Call Deadline" has the meaning assigned to it in Section 2.3.

         "Call Notice" has the meaning assigned to it in Section 2.2.

         "Call Period" means the period commencing on the Effective Date and ending on the earlier of (i) 11:59 P.M. Eastern Time on May 6, 2007 and (ii) the 75th day following the Early Tender Offer Consummation Date, provided that the Call Period shall end at 11:59 P.M. Eastern Time on May 6, 2007 if the Board of Directors fails to approve, within 75 days after the consummation of an Early Tender Offer, a Transfer of the Call


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

    Right by the Investor to a Permitted Transferee pursuant to Section 2.5 of this Agreement.

         "Call Price" has the meaning assigned to it in Section 2.1.

         "Call Right" has the meaning assigned to it in Section 2.1.

         "Call Shares" means the 8,311,639 shares of Class B Common Stock and 15,455,062 shares of Class A Common Stock owned by the Call Stockholders, and any shares of common stock of the Company or other securities that may be received by the Call Stockholders with respect to such Call Shares (x) as a result of a stock dividend or distribution on, stock split or reverse stock split of, or similar event with respect to Call Shares or (y) on account of Call Shares in a merger, consolidation, combination, reclassification, recapitalization or similar transaction involving the Company.

         "Certificate of Designation" means the Amended and Restated Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of the 11% Series B Convertible Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, dated as of the date hereof, as from time to time amended, modified or supplemented.

         "Communications Act" means the Communications Act of 1934, as amended (including, without limitation, the Cable Communications Policy Act of 1984 and the Cable Television Consumer Protection and Competition Act of 1992) and all rules and regulations of the FCC, in each case as from time to time in effect.

         "Conflicting Provision" has the meaning assigned to it in Section 5.3.

         "Early Tender Offer" has the meaning assigned to it in Section 3.5(b) of the Stockholder Agreement.

         "Early Tender Offer Consummation Date" means the first scheduled expiration date following the date on which all of the conditions to the consummation of the Early Tender Offer have been satisfied or waived by the Offeror.

         "Effective Date" means the date hereof.

         "Escrow Agent" means the escrow agent named in the Escrow Agreement, or any successor thereto.

         "Escrow Agreement" means the Escrow Agreement to be entered into among NBC Universal, the Call Stockholders and the Escrow Agent in accordance with
    Section 2.10, as from time to time amended, modified or supplemented.

         "Escrow Amount" has the meaning assigned to it in Section 2.10.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.



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         "Existing Notes" means the (i) Senior Secured Floating Rate Notes; (ii)
    12 1/4% Senior Subordinated Discount Notes; and (iii) 10 3/4% Senior Subordinated Notes, collectively.

         "Existing Preferred Stock" means the (i) 14 1/4% Cumulative Junior Exchangeable Preferred Stock and (ii) 9 3/4% Series A Convertible Preferred Stock, collectively.

         "FCC" means the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the date hereof.

         "FCC Application" means the application to be filed pursuant to Section 2.2(b) in connection with the exercise of the Call Right by the Investor or a Permitted Transferee, as applicable.

         "Final Order" means an action or actions by the FCC that have not been reversed, stayed, enjoined, set aside, annulled, or suspended, and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion have expired.

         "14 1/4% Cumulative Junior Exchangeable Preferred Stock" means the 14 1/4% Cumulative Junior Exchangeable Preferred Stock, par value $0.001 per share, issued pursuant to the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 13 1/4% Cumulative Junior Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, filed on August 7, 1998.

         "Governmental Authority" means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Initial Call Deadline" has the meaning assigned to it in Section 2.3.

         "Investor Call Right Termination" means the termination, pursuant to
    Section 2.8 hereof, of the right of the Investor or a Permitted Transferee, as applicable, to acquire the Call Shares pursuant to this Agreement.

         "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).



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

         "Master Agreement" means the Master Transaction Agreement, dated as of the date hereof, among the Company, the Call Stockholders, Paxson Management Corporation, the Investor, NBC Palm Beach Investment I, Inc. and NBC Universal, as from time to time amended, modified or supplemented.

         "9 3/4% Series A Convertible Preferred Stock" means the 9 3/4% Series A Convertible Preferred Stock, par value $0.001 per share, issued pursuant to the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 9 3/4% Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof, dated as of June 9, 1998.

         "Offer Price" has the meaning assigned to it in the Stockholder Agreement.

         "Paxson Estate Planning Affiliates" means collectively (i) all limited partners of Second Crystal Diamond Limited Partnership, other than Lowell W. Paxson and Paxson Enterprises, Inc., and (ii) Marla J. Paxson, the children or other lineal descendants (whether adoptive or biological) of Lowell W. Paxson and any revocable or irrevocable inter vivos or testamentary trust (including any trustee of such trust in his or her capacity as trustee) or the probate estate (including any executor or executrix of such estate in his or her capacity as such) of any such individual, so long as one or more of the foregoing individuals is the principal beneficiary of such trust or probate estate, or any corporation, partnership, limited liability company or other entity in which any of the foregoing individuals has a controlling interest.

         "Permitted Transferee" has the meaning assigned to it in Section 2.5.

         "Person" means an individual, corporation, unincorporated association, partnership, group (as defined in subsection 13(d)(3) of the Exchange Act), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

         "Restricted Period" has the meaning assigned to it in Section 2.4.

         "Senior Secured Floating Rate Notes" means the Company's Senior Secured Floating Rate Notes due 2010 issued pursuant to the Indenture, dated as of January 12, 2004, among the Company, the subsidiary guarantors named therein and The Bank of New York, as trustee.

         "Series B Preferred Stock" means the 11% Series B Convertible Exchangeable Preferred Stock of the Company issued pursuant to the Certificate of Designation.

         "Stockholder Agreement" means the Amended and Restated Stockholder Agreement, dated as of the date hereof, among the Company, NBC Universal and the Call Stockholders, as from time to time amended, modified or supplemented.

         "10 3/4% Senior Subordinated Notes" means the Company's 10 3/4% Senior Subordinated Notes due 2008 issued pursuant to the Indenture, dated as of July 12, 2001,


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

    among the Company, the subsidiary guarantors named therein and The Bank of New York, as trustee.

         "Tender Offer" has the meaning assigned to it in the Stockholder Agreement.

         "Transaction Agreements" has the meaning assigned to it in the Master Agreement.

         "Transfer" means, with respect to the Call Shares or the Call Right, any direct or indirect sale, assignment, pledge, offer or other transfer or disposal of any interest in such shares or right.

         "12 1/4% Senior Subordinated Discount Notes" means the Company's 12 1/4% Senior Subordinated Discount Notes due 2009 issued pursuant to the Indenture, dated as of January 14, 2002, among the Company, the subsidiary guarantors named therein and The Bank of New York, as trustee.

                                   ARTICLE II

                                   CALL RIGHT

         Section 2.1 Call Right. (a) The Call Stockholders hereby grant to the Investor an irrevocable right to purchase from the Call Stockholders all of the Call Shares on the terms and conditions set forth herein (the "Call Right"). In consideration for the grant of the Call Right, on the Effective Date, the Investor shall pay to the Call Stockholders, in cash by wire transfer in immediately available funds to an account or accounts designated by the Call Stockholders, an amount equal to $25,013,446.85, being the sum of (i) $1.15 multiplied by the 8,311,639 shares of Class B Common Stock owned by the Call Stockholders on the Effective Date and (ii) $1.00 multiplied by the 15,455,062 shares of Class A Common Stock owned by the Call Stockholders on the Effective Date.

         (b) At any time during the Call Period, the Investor or a Permitted Transferee, as applicable, may exercise the Call Right, in whole but not in part, and subject to the terms and conditions set forth herein, purchase from the Call Stockholders the Call Shares for a purchase price (the "Call Price") equal to the sum of (i) $0.29 multiplied by all of the shares of Class B Common Stock owned by the Call Stockholders on the Effective Date and delivered at the Call Closing and (ii) $0.25 multiplied by all of the shares of Class A Common Stock owned by the Call Stockholders on the Effective Date and delivered at the Call Closing. The price per share of Class B Common Stock and Class A Common Stock specified in the previous sentence and the Call Price shall be equitably adjusted to reflect any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock after the date hereof and on or prior to the Call Closing.

         (c) In the event an Early Tender Offer is consummated pursuant to
Section 3.5 of the Stockholder Agreement, NBCU or its Permitted Transferee, as applicable, shall, subject to Section 3.5(b) of the Stockholder Agreement, exercise the Call Right prior to the end of the Call Period.



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

         Section 2.2 Exercise of Call Right; Call Notice. (a) Exercise of the Call Right shall be accomplished by the Investor or a Permitted Transferee, as applicable, sending notice of such exercise (the "Call Notice") to the Call Stockholders at the address provided for in Section 5.1 of this Agreement at any time during the Call Period. The Call Notice shall state the Call Price and the place at which the Call Closing will be conducted.

         (b) As promptly as practicable, but in no event later than 10 Business Days after the giving of the Call Notice, the parties shall cause to be filed with the FCC an application requesting that the FCC consent to the Transfer of the Call Shares pursuant to this Agreement. The FCC Application shall not include a request for any waivers other than requests for not more than an aggregate of six waivers of the FCC's then-effective media ownership rules of not more than 12 months' duration (but in no event may the FCC Application include a request for a television triopoly waiver or a waiver of the national audience reach limitation), provided, that any request to continue any waivers of the local television multiple ownership rule then held by the Company pursuant to the FCC's "satellite" station policy shall not be counted toward this limit. If the parties determine that any other application or approval is required under applicable law with respect to the Transfer of the Call Shares pursuant to this Agreement, the parties shall make such filing as promptly as practicable following delivery of the Call Notice.

         Section 2.3 Call Closing. (a) The closing (the "Call Closing") of the exercise of the Call Right and the purchase and sale of the Call Shares shall occur as promptly as practicable following the delivery of the Call Notice and in any event within three Business Days following the receipt of any required consent, approval, authorization or other order of, action by, or any required filing with or notification to, any Governmental Authority or any required material third party consent, including, without limitation, (i) the expiration or termination of any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Call Shares and (ii) approval by the FCC of the purchase of the Call Shares pursuant to Section 310(d) of the Communications Act, which approval shall have become a Final Order, subject to the penultimate sentence of this Section 2.3(a). The Call Closing shall occur at the place designated in the Call Notice. In the event the Call Closing does not occur within eighteen (18) months following the filing of the FCC Application (the "Initial Call Deadline"), the right of the Investor or a Permitted Transferee, as applicable, to purchase the Call Shares pursuant to the Call Right shall terminate; provided, however, that the Investor or a Permitted Transferee, as applicable, may, at its election, extend the Initial Call Deadline for an additional six (6)-month period (the "Call Deadline") if, prior to the Initial Call Deadline, the FCC has approved the purchase of the Call Shares by the Investor or such Permitted Transferee, as applicable, but such approval has not become a Final Order, by delivering a notice of extension to the Call Stockholders not later than the date of the Initial Call Deadline. The requirement for a Final Order may be waived by the Investor or a Permitted Transferee, as applicable, in its sole discretion. If at the Call Deadline, a Final Order has not been issued, and the Investor or a Permitted Transferee, as applicable, has not waived the requirement for a Final Order and proceeded with the Call Closing, the Call Right shall expire and Investor or the Permitted Transferee, as applicable, shall have no further rights or obligations under this Agreement.

         (b) The obligation of the Call Stockholders to deliver the Call Shares to the Investor or a Permitted Transferee, as applicable, at the Call Closing shall be conditioned on the consummation of the Tender Offer.



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

         (c) At the Call Closing, (i) the Call Stockholders shall deliver to the Investor or a Permitted Transferee, as applicable, certificates representing all of the Call Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, with all necessary stock transfer stamps affixed thereto and
(ii) the Investor or a Permitted Transferee, as applicable, shall pay the Call Price by wire transfer in immediately available funds to the account or accounts specified by the Call Stockholders. The Call Stockholders shall furnish necessary account information at least three Business Days prior to the Call Closing. The obligation of the Investor or a Permitted Transferee, as applicable, to pay the Call Price shall be subject to the receipt by the Investor or a Permitted Transferee, as applicable, of all the Call Shares free and clear of any Lien.

         Section 2.4 Limitation on Transfer of the Call Shares by the Call Stockholders. From the date hereof until the earlier of (i) the Call Closing or
(ii) the date of the Investor Call Right Termination (the "Restricted Period"), the Call Stockholders shall not Transfer any of the Call Shares; provided, however, that the Call Stockholders may Transfer, pursuant to prior FCC consents, the Call Shares to one or more Paxson Estate Planning Affiliates so long as following such Transfer, the Call Stockholders or a Paxson Estate Planning Affiliate remains the single majority shareholder of the Company under applicable FCC rules and each Paxson Estate Planning Affiliate to whom any of the Call Shares are Transferred by a Call Stockholder agrees in writing to be bound by the Transaction Agreements to which such Transferring Call Stockholder is a party in its capacity as a Call Stockholder. The Call Stockholders and any Paxson Estate Planning Affiliate to whom any or all of the Call Shares are Transferred by a Call Stockholder hereby acknowledge that the immediately preceding sentence of this Section 2.4 will restrict their ability to tender the Call Shares in a Tender Offer commenced pursuant to Section 3.5 of the Stockholder Agreement.

         Section 2.5 Transfer of Call Right . (a) At any time prior to the expiration of the Call Period, the Investor may Transfer the Call Right to a third party which the board of directors of the Company (the "Board of Directors") approves in the reasonable exercise of its business judgment. In making such determination, the Board of Directors shall, in the reasonable exercise of its fiduciary duties, principally take into account that such proposed transferee: (i) is, and, subject to obtaining waivers of the FCC rules and regulations permitted by Section 2.2(b) of this Agreement, upon consummation of the Call Closing shall be, in compliance with applicable FCC rules relating to ownership and operation of the full-service television stations owned and operated by the Company; and (ii) is able to fulfill the financial obligations arising in connection with the exercise of the Call Right and the consummation of the Tender Offer (and such proposed transferee shall have delivered to the Board of Directors a proposal for satisfying any rights that holders of any debt securities of the Company may have in connection with such exercise and consummation); provided, however, that in considering the request for approval, the Board of Directors shall not consider the Offer Price; provided, further, however, that the foregoing shall not limit the ability of the Board of Directors to consider the Offer Price when making any recommendation required to be included in any Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the Tender Offer; and, provided, however, that the Board of Directors shall approve such Person as a Permitted Transferee if the Board of Directors determines in the reasonable exercise of its fiduciary duties that such Person otherwise satisfies the standard in this sentence and either provides reasonably satisfactory evidence that it has sufficient liquid financial resources to fulfill


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

the financial obligations referred to in clause (ii) of this sentence without the need for external financing or presents firm commitments in customary form from nationally recognized sources for such financing. Any proposed transferee that is approved by the Board of Directors shall be a "Permitted Transferee." Any Transfer of the capital stock of the Investor to a Person, other than an Affiliate of NBC Universal, shall be deemed to be a Transfer of the Call Right; provided, however, that any Transfer of the capital stock of NBCU Universal to a Person, other than an Affiliate of General Electric Company, shall not be deemed to be a Transfer of the Call Right.

         (b) Concurrently with the effectiveness of the Transfer of the Call Right to a Permitted Transferee, such Permitted Transferee shall deliver a Call Notice to the Call Stockholders, and, unless an Early Tender Offer has been consummated pursuant to Section 3.5(b) of the Stockholder Agreement, the Offeror (as defined in Section 3.5(c) of the Stockholder Agreement) will commence a Tender Offer pursuant to and subject to the terms and conditions of Section 3.5 of the Stockholder Agreement.

         Section 2.6 Conversion of Call Shares. During the Restricted Period, the Call Stockholders shall not convert any of the Call Shares into any other security of the Company.

         Section 2.7 Legends. The Call Stockholders agree to the imprinting, for so long as appropriate, of substantially the following legends on certificates representing any of the Call Shares:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF AN AMENDED AND RESTATED STOCKHOLDER AGREEMENT, DATED AS OF NOVEMBER 7, 2005, AMONG PAXSON COMMUNICATIONS CORPORATION, LOWELL W. PAXSON, SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, PAXSON ENTERPRISES, INC. AND NBC UNIVERSAL, INC.

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A CALL AGREEMENT DATED AS OF NOVEMBER 7, 2005, AMONG MR. LOWELL W. PAXSON, SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, PAXSON ENTERPRISES, INC. AND NBC PALM BEACH INVESTMENT II, INC.

         Section 2.8 Termination of the Investor Call Right. The right of the Investor or a Permitted Transferee, as applicable, to purchase the Call Shares pursuant to this Agreement shall terminate upon the earliest to occur of the:
(i) expiration of the Call Period prior to the delivery of the Call Notice by the Investor or a Permitted Transferee, as applicable, to the Call Stockholders;
(ii) expiration of the Initial Call Deadline or, if applicable, the Call Deadline, prior to the occurrence of the Call Closing; and (iii) written consent of the parties hereto.

         Section 2.9 Termination of the Original Call Agreement. Effective as of the Effective Date, the Original Call Agreement is hereby terminated and shall have no further force or effect.

         Section 2.10 Escrow. Within three Business Days following the Effective Date, pursuant to and in accordance with Section 3(a) of the Master Agreement, the Call Stockholders


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shall deposit all of the shares of Class A Common Stock owned by the Call
Stockholders on the Effective Date into escrow, and NBCU shall deposit $3,863,765.50 (the "Escrow Amount") with the Escrow Agent in respect of the shares of Class A Common Stock owned by the Call Stockholders. Promptly following the exercise of the Call Right, the parties hereto shall deliver a joint notice to the Escrow Agent pursuant to the Escrow Agreement instructing the Escrow Agent to release the Escrow Amount to the Call Stockholders. Promptly following the occurrence of the Investor Call Right Termination, the Call Stockholders shall deliver a notice to the Escrow Agent instructing the Escrow Agent to release the Escrow Amount to the Call Stockholders.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1 Representations and Warranties of the Call Stockholders. Each Call Stockholder represents and warrants to the Investor as follows:

         (a) Existence; Compliance with Law. Each of the Call Stockholders that is an individual has full legal right and capacity to execute and deliver this Agreement and each of the Call Stockholders that is not an individual is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and each of the Call Stockholders has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the transactions contemplated hereby. Each of the Call Stockholders that is not an individual is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of such Call Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by each Call Stockholder of this Agreement, the performance by each Call Stockholder of its obligations hereunder and the consummation by each Call Stockholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each Call Stockholder and its stockholders or partners, as the case may be. This Agreement has been duly executed and delivered by each Call Stockholder, and (assuming due authorization, execution and delivery by the other parties) this Agreement constitutes legal, valid and binding obligations of each Call Stockholder, enforceable against each Call Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

         (b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 3.1(c) have been obtained, all filings and notifications listed on Schedule 3.1(c) have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Investor, the execution, delivery and performance of this Agreement does


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not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of such Call Stockholder (other than Mr. Lowell W. Paxson), (ii) conflict with or violate any law or Governmental Order applicable to such Call Stockholder or
(iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Call Stockholder or any of its subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of such Call Stockholder to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

         (c) Governmental Consents. The execution, delivery and performance by each Call Stockholder of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) as described in Schedule 3.1(c), (ii) the pre-merger notification and waiting period requirements of the HSR Act and the approval by the FCC pursuant to Section 310(d) of the Communications Act in connection with the exercise of the Call Right, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such Call Stockholder of the transactions contemplated by this Agreement or (iv) as may be necessary as a result of any facts or circumstances relating solely to the other parties hereto.

         (d) Capitalization; Ownership. Such Call Stockholder owns the Call Shares set forth opposite his name on Schedule 3.1(d) attached hereto, free and clear of all Liens. Upon delivery of and payment for the Call Shares at the Call Closing as provided herein, the Investor shall acquire good title to the Call Shares delivered by such Call Stockholder, free and clear of all Liens. Such Call Stockholder is not a party to, and has no knowledge of, any voting trust, proxy or any other agreement or understanding with respect to the Call Shares other than as created by the Transaction Agreements. Upon delivery of and payment for the Call Shares at the Call Closing as provided herein, the Investor or a Permitted Transferee, as applicable, shall own all of the outstanding shares of Class B Common Stock held by the Call Stockholders.

         Section 3.2 Survival of Representations and Warranties. All representations and warranties made herein shall survive for a period of three years after the termination of this Agreement.

                                   ARTICLE IV

                                OTHER AGREEMENTS

         Section 4.1 Governmental Filings. In addition to the FCC Application, each of the Call Stockholders and the Investor or a Permitted Transferee, as applicable, will make, as promptly as practicable following the request of any other party, all other filings required to be made by the Call Stockholders and the Investor or a Permitted Transferee, as applicable, under the applicable law, including, without limitation, the Communications Act, the HSR Act and any similar requirement of foreign law and the rules and regulations related thereto, with regard to the transactions contemplated by this Agreement (including, without limitation, the purchase and holding of the Call Shares pursuant to this Agreement) and each of the parties hereto will take all reasonable steps within its control (including providing information to the FCC) to obtain any required consents or approvals as promptly as practicable. The Call Stockholders and the Investor or a Permitted Transferee, as applicable, will each provide information and cooperate in all respects to assist the other parties in making its or their required filings under the Communications Act.

         Section 4.2 Inconsistent Actions. Once the FCC Application has been filed, neither the Investor or a Permitted Transferee, as applicable, nor any Call Stockholder shall take any action that could reasonably be expected to delay or hinder the grant of the FCC Application. NBC Universal hereby agrees that it will not, and NBC Universal shall not permit any of the NBCU Entities (as defined in the Master Agreement) to, file a petition to deny or otherwise object to or oppose the grant of the FCC Application.

         Section 4.3 Tax Treatment. The parties agree that the Call Stockholders may treat the transactions contemplated hereby for federal, state and local tax purposes as a sale of the Call Shares by the Call Stockholders as of the Effective Date.

         Section 4.4 NBC Guaranty. NBC Universal hereby unconditionally and absolutely guarantees the timely payment and performance by Palm Beach II of all of its obligations under this Agreement. Such guarantee shall automatically expire and have no further force and effect upon a Transfer of the Call Right to a Permitted Transferee in the manner provided by this Agreement, without any further action being required by or on behalf of the parties hereto, in which event NBC Universal shall be released from any further obligation hereunder.

                                   ARTICLE V

                                  MISCELLANEOUS

         Section 5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

         (a) If to the Investor, to:

              NBC PALM BEACH INVESTMENT II, INC.
              c/o NBC Universal, Inc.
              30 Rockefeller Plaza
              New York, New York  10112
              Attention:  General Counsel
              Tel:  212-646-7024
              Fax:  212-646-4733
              with a copy to:

              Shearman & Sterling LLP
              599 Lexington Avenue
              New York, New York  10022
              Attention:  John A. Marzulli, Jr.
              Tel:  212-848-8590
              Fax:  646-848-8590

         (b) If to the Call Stockholders, to:

              Lowell W. Paxson
              529 South Flagler Drive, 26H
              West Palm Beach, Florida  33401
              Tel:  561-835-8080
              Fax:  561-832-5656

              with a copy to:

              Wiley, Rein & Fielding LLP
              1776 K Street NW
              Washington, DC  20006
              Attention:  Fred Fielding
              Tel:  202-719-7000
              Fax:  202-719-7049

              and

              Paxson Communications Corporation
              601 Clearwater Park Road
              West Palm Beach, Florida  33401
              Attention:  General Counsel
              Tel:  561-659-4122
              Fax:  561-655-9424

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

         Section 5.2 Entire Agreement; Amendment. The Transaction Agreements and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties thereto with respect to the transactions contemplated by such agreements. Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

         Section 5.3 Severability. If one or more provisions of this Agreement or the application thereof to any Person or circumstances is determined by a court or agency of competent jurisdiction to violate any law or regulation, including, without limitation, any rule or policy of the FCC, or to be invalid, void or unenforceable to any extent (a "Conflicting Provision"), the Conflicting Provision shall have no further force or effect, but the remainder of this Agreement and the application of the Conflicting Provision to other Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable shall not be affected thereby and shall be enforced to the greatest extent permitted by law, so long as any such violation, invalidity or unenforceability does not change the basic economic or legal positions of the parties. In such event, the parties shall negotiate in good faith such changes in other terms as shall be practicable in order to effect the original intent of the parties.

         Section 5.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

         Section 5.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and performed within such state, and each party hereby submits to the jurisdiction of the Delaware Chancery Court. In the event the Delaware Chancery Court does not have jurisdiction over any dispute arising out of this Agreement, each party hereby submits to the jurisdiction of the United States District Court for the Southern District of New York, provided that in the event such court does not have jurisdiction over any dispute arising out of this Agreement, each party hereby submits to the jurisdiction of the Supreme Court of the State of New York, New York County. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

         Section 5.6 Successors and Assigns; Third Party Beneficiaries. The Call Stockholders may not assign any of their rights or delegate any of their duties under this Agreement without the prior written consent of the Investor, provided that the Call Stockholders may assign their rights and delegate their duties to Paxson Estate Planning Affiliates in connection with any Transfer in accordance with Section 2.4 of this Agreement (in which event such applications as may be required shall be filed with the FCC for consent to the transfer of control of the station licenses held by subsidiaries of the Company); but no such assignment or delegation shall relieve such Call Stockholder of any of its obligations hereunder. The Investor may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Call Stockholders, provided that the Investor may assign its rights and delegate its duties to (i) an Affiliate, but no such assignment or delegation shall relieve the Investor of any of its obligations hereunder, and (ii) any Permitted Transferee in accordance with Section 2.5. The Investor shall not assign any rights under this Agreement unless such assignee expressly assumes all of the obligations of the Investor associated with the rights proposed to be assigned. Any purported assignment in violation of this Section 5.6 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors and permitted assignees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assignees, and for the benefit of no other Person.

         Section 5.7 Remedies. No right, power or remedy conferred upon any party in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing among the Investor, the Company and the Call Stockholders and no delay in exercising any right, power or remedy conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

         Section 5.8 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         Section 5.9 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representative all as of the date first above stated.

                              SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP
                              By:  Paxson Enterprises, Inc., its general partner


                              By: /s/ Lowell W. Paxson
                                 ----------------------------------
                                 Name: Lowell W. Paxson
                                 Title:   President


                              PAXSON ENTERPRISES, INC.


                              By: /s/ Lowell W. Paxson
                                 ----------------------------------
                                 Name: Lowell W. Paxson
                                 Title:   President







                                        /s/ Lowell W. Paxson
                                 ----------------------------------
                                          Lowell W. Paxson

                              The undersigned hereby executes this Agreement solely for purposes of Sections 4.2 and 4.4 of this Agreement

                              NBC UNIVERSAL, INC.


                              By: /s/ Robert C. Wright
                                 ----------------------------------
                                 Name: Robert C. Wright
                                 Title: President and Chief Executive Officer




                              NBC PALM BEACH INVESTMENT II, INC.


                              By: /s/ Robert C. Wright
                                 ----------------------------------
                                 Name: Robert C. Wright
                                 Title:   Director and President

                                 SCHEDULE 3.1(c)

                              GOVERNMENTAL CONSENTS

1. One or more notices of consummation required to be filed with the FCC following the Call Closing.

2. A copy of this Agreement required to be filed with the FCC within 30 days following the execution of this Agreement.

3. Filings with the Securities and Exchange Commission pursuant to Section 16 of the Exchange Act.

                                 SCHEDULE 3.1(d)

                       CAPITALIZATION TABLE OF CALL SHARES

------------------------------------------------------ --------------------------------- --------------------------------
Call Stockholder                                            Number of Shares of Class A      Number of Shares of Class B
                                                                           Common Stock                     Common Stock
------------------------------------------------------ --------------------------------- --------------------------------
Lowell W. Paxson                                                                    100                                0
Second Crystal Diamond Limited Partnership                                   14,695,725                        7,487,401
Paxson Enterprises, Inc.                                                        759,237                          824,238
                                                       --------------------------------- --------------------------------
Total                                                                        15,455,062                        8,311,639
                                                       ================================= ================================